Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements on Forms S-8 (File No. 333-90455, File No. 333-54818, File No. 333-71702, File No. 333-91852, File No. 333-116903, File No. 333-124957, File No. 333-127060, File No. 333-155317, File No. 333-157826, File No. 333-167839, File No. 333-171257, and File No. 333-173383) and the Registration Statement on Form S-3 (File No. 333-173099) of Kratos Defense & Security Solutions, Inc. of our report dated December 8, 2010, with respect to the consolidated balance sheet of Integral Systems, Inc. and subsidiaries as of September 24, 2010, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for the year ended September 24, 2010 and the effectiveness of internal control over financial reporting as of September 24, 2010, included herein.

Our report dated December 8, 2010, on the effectiveness of internal control over financial reporting as of September 24, 2010, expresses our opinion that Integral Systems, Inc. and subsidiaries did not maintain effective internal control over financial reporting as of September 24, 2010 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states a material weakness related to a lack of sufficient qualified accounting resources has been identified and included in management’s assessment.

/s/ KPMG LLP

Baltimore, Maryland

October 11, 2011